EXHIBIT 10.12.1

AMERICAN TECHNOLOGY CORPORATION

AMENDMENT TO CONVERTIBLE SUBORDINATED PROMISSORY NOTE

This Amendment to Convertible Subordinated Promissory Note and Warrant (the “Amendment”) is made as of November             , 2002, among AMERICAN TECHNOLOGY CORPORATION (the “Company”) and the holders of 12% Convertible Subordinated Promissory Notes (the “Notes”) listed on Exhibit A attached hereto (“Holders”, and individually, a “Holder”).

WHEREAS, the Notes may be amended, waived or modified upon the written consent of the Company and the holders of at least a majority of the face amount of all then outstanding Notes; and

WHEREAS, the Company and the holders of at least a majority of the face amount of all the outstanding Notes and at least a majority in interest of the Exercise Shares desire to amend the Notes to extend the Maturity Date, to clarify that the Company’s mandatory conversion right applies to accrued interest, and to clarify conformance of the conversion provisions to the rules of the Nasdaq Stock Market, as described more fully below.

The Company and Holders therefore agree as follows:

1. Maturity Date. The Maturity Date of each Note shall be the earlier of (i) December 31, 2003, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined in the Notes). The December 31, 2002 date set forth in Section 2 of the Notes shall be changed to December 31, 2003.

2. Mandatory Conversion. Section 7.2 of the Notes is deleted and replaced as follows:

7.2 Mandatory Conversion. The Company has the right, at the Company’s option, at any time prior to the payment in full of this Note, to require that any Holder of this Note must convert the entire principal balance of this Note and all accrued interest, as such amount may be reduced by application of Section 8.6, in accordance with the provisions of Section 7.3.2 hereof, into Common Stock of the Company in the event that the closing bid price of the Common Stock of the Company is at least $5.00 per share (as adjusted in accordance with the Conversion Price adjustment set forth in Sections 8.2 and 8.3 herein) for five (5) consecutive days of regular trading on the over-the-counter market or on an exchange where the Common Stock of the Company is then traded, at the Conversion Price in effect on the first trading day immediately prior to the first day of such five (5) day period. Such mandatory conversion is subject to the further requirement that a registration statement registering the Conversion Shares is filed under the Securities Act of 1933, as amended, (“Securities Act”) and declared effective by the Securities and Exchange Commission

(“Commission”) which shall be effective and current at all times beginning on the date the Company exercises its right of mandatory conversion as set forth in Section 7.3.2 below and continuing until the Conversion Shares are issued.

2. Limitation on Issuance of Conversion Shares. A new Section 8.6 is added to the Notes as follows:

8.6 Limitation on Issuance of Conversion Shares. Notwithstanding any adjustment of the Conversion Price made under this Section 8 or any provisions in Section 7, and except as provided below, the Company shall not be obligated to issue upon conversion of the Notes, in the aggregate, more than that number of shares of Common Stock, which when added to the maximum number of shares of Common Stock issuable upon exercise of all warrants issued by the Corporation in connection with the sale of the Notes, is equal to 19.99% of the number of shares of Common Stock of the Corporation outstanding on the date the first Note was sold to a Holder (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganization and similar events relating to the Common Stock) (the “Maximum Share Amount”) if the issuance of shares of Common Stock in excess of the Maximum Share Amount (such number of excess shares referred to in the aggregate as the “Excess Shares”) would constitute a breach or violation of the Company’s obligations under the rules or regulations of the Nasdaq Stock Market or any other principal securities exchange or market upon which the Common Stock is or becomes traded (the “Exchange Rules”). To the extent the Company will be required, or it appears likely to the Board of Directors of the Company that it will be required, to issue any Excess Shares as a result of an adjustment to the Conversion Price or the accrual of interest convertible to Common Stock, the Company shall promptly seek stockholder approval for the issuance of the Excess Shares. The number of shares comprising the Maximum Share Amount (and if applicable, any Excess Shares to be issued) shall be allocated among the Holders pro rata based on the total principal amount of the Notes then outstanding. Any conversion of the Notes resulting in the issuance of Conversion Shares up to the Maximum Share Amount allocated to the Holder shall be deemed to be first a conversion of accrued interest, and then a conversion of principal. Any remaining unconverted principal or accrued interest shall be due and payable on the Maturity Date. The limitations in this Section 8.6 shall continue to apply for the life of this Note and shall not be terminated due to any change in the status of the Company’s listing on the Nasdaq Stock Market.

3. Confirmation of Notes. All other terms and provisions of the Notes not amended, including without limitation the provisions concerning accrual of interest and conversion rights, remain in full force and effect.

4. No Waiver. Except as specifically provided in this Amendment, the holders of the Notes have no obligation, nor have such holders made any commitment or representation, to provide any additional extension of the Maturity Date, or any other amendment or modification of the Notes.

5. No Novation. This Amendment does not constitute a novation or a renewal of the Notes, but rather a modification of the Notes.

6. General. This Amendment is governed by and construed under the laws of the State of California, excluding that body of law relating to conflicts of law. This Amendment and the Notes represent the entire agreement between the parties and neither party shall be bound by any prior discussions, proposals or oral agreements.

7 Waiver and Amendment. Any provision of the Amendment may be amended, waived or modified upon the written consent of the Company and the holders of at least a majority of the face amount of all then outstanding Notes.

8 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

COMPANY:

AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation

By:
Name:	Elwood G. Norris
Title:	Chief Executive Officer

HOLDERS:
By:

Name:

Title:

Address:

3

EXHIBIT A

LIST OF HOLDERS

Exhibit A